Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

FOR IMMEDIATE RELEASE

HORMEL FOODS ACQUIRES VALLEY FRESH, INC.

Acquisition Accretive, Creates Number One Position in the Category

AUSTIN, Minn., April 3, 2006 — Hormel Foods Corporation (NYSE: HRL) today announced it has acquired, for the purchase price of approximately $78 million, Valley Fresh, Inc. (Valley Fresh) of Turlock, Calif. Annual sales are approximately $68 million, and Hormel Foods expects the deal to be accretive to its 2006 earnings.

                Valley Fresh has the leading market share in the canned ready-to-eat chicken category and distributes more than 50 convenient precooked chicken products on a national basis, primarily under the Valley Fresh brand.  Valley Fresh is a privately held company and employs approximately 265 employees at its 90,000-square-foot manufacturing facility in Turlock.

                “Our acquisition of Valley Fresh further strengthens the portfolio within our Grocery Products business segment,” said Jeffrey M. Ettinger, president and chief executive officer. “This healthy and convenient line of products is on-trend with today’s consumer and we are excited about the growth opportunity within this category.  We now have the number one position in several key shelf-stable categories, including canned ready-to-eat chicken, canned luncheon meat and canned chili and stew,” Ettinger stated.

                “Valley Fresh provides manufacturing capabilities that will deliver synergies to our existing canned ready-to-eat chicken line of products. We will also benefit from leveraging the Hormel Foods purchasing, sales, marketing and logistics systems,” Ettinger concluded.

About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past six years, Hormel Foods has been named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, and foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ. Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on pages 31 — 34 of the company’s Annual Report for the fiscal year ended October 30, 2005, which can be accessed at www.hormel.com.